UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 31, 2025

O’Reilly Automotive, Inc.

(Exact name of registrant as specified in its charter)

Missouri	000-21318	27-4358837
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

233 South Patterson Avenue

Springfield, Missouri 65802

(Address of principal executive offices, Zip code)

(417) 862-6708

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock $0.01 par value	ORLY	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On March 31, 2025, O’Reilly Automative, Inc. (the “Company”) entered into the First Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), which amends and restates the Company’s Credit Agreement, dated as of June 15, 2021, among the Company, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., in its capacity as administrative agent.

The Amended and Restated Credit Agreement provides for, among other things, a five-year $2.25 billion unsecured revolving credit facility (the “Revolving Credit Facility”), which is scheduled to mature in March of 2030. The Amended and Restated Credit Agreement includes a $200 million sub-limit for the issuance of letters of credit and a $75 million sub-limit for swing line borrowings under the Revolving Credit Facility. As described in the Amended and Restated Credit Agreement governing the Revolving Credit Facility, the Company may, from time to time, subject to certain conditions, increase the aggregate commitments under the Revolving Credit Facility by up to $900 million, provided that the aggregate amount of the commitments does not exceed $3.15 billion at any time.

Borrowings under the Revolving Credit Facility (other than swing line loans) bear interest, at the Company’s option, at either an Alternate Base Rate or an Adjusted Term SOFR Rate (both as defined in the Credit Agreement) plus an applicable margin, which will vary from 0.000% to 0.050% (in the case of loans bearing interest at the Alternate Base Rate) and 0.680% to 1.075% (in the case of loans bearing interest at the Adjusted Term SOFR Rate), in each case based upon the better of the ratings assigned to our debt by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services, subject to limited exceptions. Swing line loans made under the Revolving Credit Facility bear interest at an Alternate Base Rate plus the applicable margin for Alternate Base Rate loans. In addition, the Company pays a facility fee on the aggregate amount of the commitments under the Credit Agreement in an amount equal to a percentage of such commitments, varying from 0.070% to 0.175% per annum, in each case based upon the better of the ratings assigned to the Company’s debt by Moody’s Investor Service, Inc. and Standard & Poor’s Ratings Services, subject to limited exceptions.

The Amended and Restated Credit Agreement contains certain customary covenants and events of default, including limitations on subsidiary indebtedness, a minimum consolidated fixed charge coverage ratio of 2.50:1.00 and a maximum consolidated leverage ratio of 3.50:1.00.

The above description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above and Item 8.01 below is incorporated herein by reference.

Section 8 – Other Events

Item 8.01 – Other Events

On March 31, 2025, the Company increased the size of its commercial paper program (the “Program”) to permit the issuance of commercial paper notes in an aggregate principal amount not to exceed $2.25 billion at any time outstanding. Prior to this increase, the Program permitted the Company to issue commercial paper notes in an aggregate principal amount not to exceed $1.8 billion at any time outstanding. The other terms and conditions of the Program remain as previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2023

The commercial paper notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

Exhibit Number	Description
10.1	First Amended and Restated Credit Agreement, dated as of March 31, 2025, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2025	O’REILLY AUTOMOTIVE, INC.

	By:	/s/ Jeremy A. Fletcher
Jeremy A. Fletcher
Executive Vice President and Chief Financial Officer
(principal financial and accounting officer)